EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Acorn Energy, Inc. on Form S-8 (Nos. 333-140539, 333-158287 and 333-169438 ) of our report dated March 6, 2025, with respect to our audits of the consolidated financial statements of Acorn Energy, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Acorn Energy, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Marlton New Jersey

March 6, 2025